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                                                                    EXHIBIT 99.2


    IRVINE, Calif., Feb. 1 -- -- Koo Koo Roo Enterprises, Inc., reported that trading in its stock was halted today on the Nasdaq National market and will resume trading on the Over the Counter ("OTC") Bulletin Board under the symbol "KKRE" beginning at 9:30 a.m. Eastern Standard time Tuesday, February 2, 1999. The Nasdaq has advised the Company that over twenty market makers that traded in the stock today are automatically eligible to make a market in the stock tomorrow morning.

    Of those eligible, the following market makers have confirmed to the Company that they intend to make a market in the Company's stock as it migrates to the OTC Bulletin Board: Crowell Weedon and Company (CWCO), Fahnestock (FAHN), Herzog, Heine and Geduld (HRZG), Jefferies and Company (JEFF), Knight Securities
(NITE), M.H. Meyerson and Company (MHMY), NAIB Trading Corporation (NAIB), and Sharpe Capital (SHRP). The Company expects that additional market makers will participate.

    The Company remains a reporting company under the Securities and Exchange Commission's ("SEC") rules and will continue to file quarterly, annual and other reports with the SEC as appropriate. The OTC Bulletin Board is operated by the NASD as a forum for electronic trading and quotation.

    Koo Koo Roo Enterprises, Inc. operates over 300 full-service or fast-casual restaurants in 28 states and also licenses 23 restaurants outside the United States and is known around the globe primarily for its Chi-Chi's, El Torito, Koo Koo Roo, Hamburger Hamlet, and Casa Gallardo restaurant names. The company is the largest operator of full service Mexican restaurants in the world. Koo Koo Roo Enterprises had sales of $416 million and EBITDA of approximately $18 million on a pro forma combined basis for the nine-month period ending September 27, 1998. Koo Koo Roo Enterprises, Inc. is located at 18831 Von Karman Avenue, Irvine, CA 92612. For further information call the investor relations hotline at (949) 757-3032.

    This press release contains forward-looking statements and comments with respect to, among other things, the business of the Company, the industry in which it operates, and present or future market makers. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from these forward-looking statements. These risks are detailed in the periodic reports and registration statements filed from time to time by the Company with the Securities and Exchange Commission.

    Brand or product names are registered trademarks or trademarks of their respective holders.